EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77I:
  Terms of new or amended securities

EXHIBIT C:
  Attachment to item 77K:
  Changes in Registrant's certifying accountant
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EXHIBIT A:
Report of Independent Accountants

To the Board of Directors of iShares, Inc.

In planning and performing our audit of the financial statements of iShares, Inc. (the "Company") for the period ended August 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2001.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
San Francisco, CA
October 15, 2001




EXHIBIT B:
SUB-ITEM 77I: Terms of new or amended securities.
The iShares MSCI Pacific Ex Japan Index Fund was registered with the SEC on July 16, 2001.




EXHIBIT C:
Item 77k. Changes in Registrant's Certifying Accountant

Ernst & Young LLP ("E&Y"), 787 Seventh Avenue, New York,
New York 10019, served as independent auditors for iShares, Inc. (the "Company") since the Company's commencement of operations, until April 10, 2001, when E&Y resigned as the Company's independent auditors. E&Y's reports on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two fiscal years immediately preceding E&Y's resignation and from September
1, 2000 through the date of E&Y's resignation, there have been no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. A letter from E&Y is attached.

On April 24, 2001, the Audit Committee of the Board of
Directors of the Company, consisting of all the Directors who are not "interested persons" (as defined in the 1940
Act) selected PricewaterhouseCoopers LLP ("PwC"), 333
Market Street, San Francisco, California 94105, as the new independent auditors for the Company. The selection of PwC was approved by all the Directors.

LETTER FROM E&Y:

October 23, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 77K of Form N-SAR for the fiscal year ended August 31, 2001 of iShares Inc. and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained in the above-referenced filing.

/s/ Ernst & Young LLP
Ernst & Young LLP